EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2014 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS
2014 Results Mark Company's Fifth Consecutive Year of Profitability

MOUNT LAUREL, NJ, March 4, 2015 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the fourth quarter and year ended December 31, 2014.

2014 Fourth Quarter Summary

  Fourth quarter 2014 bookings were $9.0 million, compared with third quarter 2014 bookings of $10.6 million, and fourth quarter 2013 bookings of $9.3 million; $2.7 million, or 30%, of fourth quarter 2014 bookings were derived from non-semiconductor test.
  Fourth quarter 2014 net revenues of $9.9 million exceeded Company guidance. This compares with third quarter 2014 net revenues of $10.8 million, and fourth quarter 2013 net revenues of $9.3 million; $3.4 million, or 34%, of fourth quarter 2014 net revenues were derived from non-semiconductor test.
  Fourth quarter 2014 gross margin of $5.0 million, or 51%, exceeded Company guidance. This compares with third quarter 2014 gross margin of $5.2 million, or 48%, and fourth quarter 2013 gross margin of $4.7 million, or 50%.
  Fourth quarter 2014 net earnings of $959,000, or $0.09 per diluted share, exceeded Company guidance and marked inTEST's 21st consecutive quarter of profitability. This compares with third quarter 2014 net earnings of $837,000, or $0.08 per diluted share, and fourth quarter 2013 net earnings of $692,000, or $0.07 per diluted share.
  Cash and cash equivalents of $23.1 million at December 31, 2014 grew by 15% as compared with $20.1 million at September 30, 2014.

2014 Year End Summary

  2014 net revenues were $41.8 million, compared with 2013 net revenues of $39.4 million.
  2014 gross margin was $20.5 million, or 49%, compared with 2013 gross margin of $19.0 million, or 48%.
  2014 net earnings were $3.4 million, or $0.33 per diluted share, marking the fifth consecutive year of profitability. This compares with 2013 net earnings of $3.1 million, or $0.30 per diluted share.

Robert E. Matthiessen, president and chief executive officer, commented, "2014 was notably stronger than 2013, with our business driven by strong demand and quote activity in the semiconductor, defense/aerospace and telecommunications industries. 2014 net revenues and earnings per share exceeded analysts' consensus estimates of $40.95 million in net revenues and $0.29 earnings per share. In addition, we exceeded analysts' consensus estimates for both net revenues of $9.0 million and net earnings per share of $0.05 for the 2014 fourth quarter. For the full year, 2014 bookings and revenue increased 11% and 6%, respectively, compared with 2013, fueled by the momentum and strength of our business, as well as adoption of our new products from a wide range of customers."

Mr. Matthiessen continued, "By leveraging the strength of our semiconductor business, we have steadily diversified inTEST and are expanding our presence in new markets across the technology landscape. The Thermal Products segment is our largest, most profitable and diversified division - providing inTEST with significant growth opportunities in the future. Our long-term objective is to grow and transform inTEST Corporation into a broad-based thermal test solutions company, while continuing to supply our valued customers in the semiconductor test arena. We have increased our footprint and evolved into a thermal test solutions provider, offering a comprehensive product portfolio capable of addressing growth markets in both the semiconductor and non-semiconductor sectors, including automotive, consumer electronics, defense/aerospace, energy, industrial, and telecommunications. We believe the conditions for our long-term success remain firmly in place."

First Quarter 2015 Financial Outlook:
inTEST expects that net revenues for the first quarter ended March 31, 2015 will be in the range of $9.0 million to $10.0 million and that net earnings will range from breakeven to $0.04 per diluted share. Hugh T. Regan, Jr., treasurer and chief financial officer noted, "The reduced EPS guidance range for the first quarter of 2015 is driven by an unfavorable forecasted product mix versus the fourth quarter of 2014 in which we experienced a very favorable product mix." This outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EST to discuss inTEST's 2014 fourth quarter and year-end financial results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to inTEST's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EST on March 4, 2015 is (815) 680-6269 or (866) 900-9241. The Passcode for the conference call is 83740846. Please reference the inTEST 2014 Q4 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2014 Q4 Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Years Ended
	12/31/2014	12/31/2013	9/30/2014	12/31/2014	12/31/2013
Net revenues	$ 9,862	$ 9,335	$10,794	$41,796	$39,426
Gross margin	5,027	4,689	5,168	20,462	19,015
Operating expenses:
Selling expense	1,417	1,423	1,462	5,735	5,395
Engineering and product development expense	876	817	894	3,580	3,683
General and administrative expense	1,550	1,427	1,528	6,231	5,975
Other income (expense)	(8)	15	(16)	(7)	46
Earnings before income tax expense	1,176	1,037	1,268	4,909	4,008
Income tax expense	217	345	431	1,470	931
Net earnings	959	692	837	3,439	3,077

Net earnings per share - basic	$0.09	$0.07	$0.08	$0.33	$0.30
Weighted average shares outstanding - basic	10,455	10,378	10,441	10,432	10,364

Net earnings per share - diluted	$0.09	$0.07	$0.08	$0.33	$0.30
Weighted average shares outstanding - diluted	10,481	10,435	10,478	10,466	10,419

Condensed Consolidated Balance Sheets Data:
	As of:
	12/31/2014	9/30/2014	12/31/2013
Cash and cash equivalents	$23,126	$20,147	$19,018
Trade accounts receivable, net	5,034	7,549	5,748
Inventories	3,769	3,786	3,243
Total current assets	32,931	32,602	29,081
Net property and equipment	1,268	1,218	1,254
Total assets	38,738	38,383	35,481
Accounts payable	1,234	1,553	1,064
Accrued expenses	3,114	3,299	3,185
Total current liabilities	4,370	4,884	4,332
Noncurrent liabilities	-	-	-
Total stockholders' equity	34,368	33,499	31,149

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